Exhibit 99.1
For Immediate Release
Company Contact:
Stephanie R. Irish
Acting Chief Financial Officer
Vanda Pharmaceuticals Inc.
(240) 599-4500
stephanie.irish@vandapharma.com
Vanda Pharmaceuticals Reports Second Quarter 2009 Results
FDA GRANTS U.S. MARKETING APPROVAL OF FANAPT™ (ILOPERIDONE)
ROCKVILLE, MD. — August 10, 2009 — Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders, today announced financial and operational results for the second quarter ended June 30, 2009.
Vanda reported a net loss of $12.4 million for the second quarter of 2009, compared to $6.5 million for the first quarter of 2009 and $13.5 million for the second quarter of 2008. Total expenses for the second quarter of 2009 were $12.4 million, compared to $6.6 million for the first quarter of 2009 and $13.9 million for the second quarter of 2008. Research and development (R&D) expenses for the second quarter of 2009 were $7.2 million, compared to $2.3 million for the first quarter of 2009 and $5.5 million for the second quarter of 2008. The increase in R&D expenses in the second quarter of 2009 relative to the first quarter of 2009 and second quarter of 2008 is primarily due to the regulatory consulting fees paid and/or accrued as a result of the approval of Fanapt™ (iloperidone) by the U.S. Food and Drug Administration (FDA). In addition, the Company recorded a $12.0 million milestone payment due to Novartis as an intangible asset. Of the $12.0 million milestone payment, $7.0 million was paid in May 2009 and the remaining $5.0 million is due in November 2009; however, Novartis has the right to accelerate the due date in its sole discretion.
As of June 30, 2009, Vanda’s cash, cash equivalents, and marketable securities totaled approximately $29.0 million. As of June 30, 2009, a total of approximately 27.1 million shares of Vanda common stock were outstanding. Net loss per common share for the second quarter of 2009 was $0.46, compared to $0.24 for the first quarter of 2009 and $0.51 for the second quarter of 2008.
OPERATIONAL HIGHLIGHTS
On May 6, 2009, the FDA granted U.S. marketing approval of Fanapt™ for the acute treatment of schizophrenia in adults. Vanda expects to make Fanapt™ available in U.S. pharmacies later this year. Holders of a New Drug Application (NDA) have 60 days after approval to file for patent term restoration under the Hatch-Waxman Act. Vanda submitted its application for patent term restoration with respect to Fanapt™ on June 9, 2009.
Vanda also continues to pursue its clinical development plan for tasimelteon for the treatment of circadian rhythm sleep disorders. On June 26, 2009, Vanda met with the FDA to discuss the clinical development plan in an End of Phase II Meeting. Vanda will continue to work with the FDA to characterize the path to an NDA for tasimelteon.
FINANCIAL DETAILS
•	Operating Expenses. Second quarter 2009 R&D expenses of $7.2 million consisted primarily of $5.4 million of consulting fees, as well as $0.6 million of salaries and benefits, $0.6 million of non-cash stock based compensation costs for R&D personnel, and $0.3 million of pre-clinical work. This compares to $2.3 million for the first quarter of 2009 and $5.5 million for the second quarter of 2008. The increase in R&D expenses in the second quarter of 2009 relative to the first quarter of 2009 and second quarter of 2008 is primarily due to the $5.0 million in regulatory consulting fees paid and/or accrued as a result of the approval of Fanapt™ by the FDA.
•	General and administrative (G&A) expenses of $5.0 million for the second quarter of 2009 consisted primarily of $0.5 million of salaries and benefits and $2.2 million of non-cash stock based compensation costs for G&A personnel, as well as $0.6 million of legal fees, $0.7 million of commercial costs and $0.2 million of insurance costs. This compares to $4.2 million for the first quarter of 2009 and $8.5 million for the second quarter of 2008. The increase in G&A expenses in the second quarter of 2009 relative to the first quarter of 2009 is primarily due to an increase in professional fees and commercial costs related to Vanda’s participation at the American Psychiatric Association’s Annual Meeting in May. The decrease in G&A expenses in the second quarter of 2009 relative to the second quarter of 2008 is primarily due to lower stock-based compensation and commercial expenses.

Employee stock-based compensation expense recorded in the second quarter of 2009 totaled $2.8 million. Of these non-cash charges, $0.6 million was recorded as R&D expense and $2.2 million was recorded as G&A expense. For the first quarter of 2009 and the second quarter of 2008, total stock-based compensation expense was $2.3 million and $4.0 million, respectively. The increase in stock-based compensation expense in the second quarter of 2009 relative to the first quarter of 2009 is the result of the issuance of additional non-qualified stock options in the second quarter, as well as the expense related to the vesting of restricted stock units upon the approval of Fanapt™ by the FDA. The decrease in stock-based compensation expense in the second quarter of 2009 relative to the second quarter of 2008 is primarily due to a lower stock-based compensation expense resulting from the workforce reduction in the fourth quarter of 2008.
•	Cash and marketable securities decreased by $13.6 million during the second quarter of 2009. Changes included $12.4 million of net losses, increases of $1.3 million in inventory and $7.0 million in intangible assets offset by increases in accrued expenses and accounts payable of $2.9 million, $3.4 million in non-cash depreciation, amortization, and stock-based compensation expense, $0.9 million in proceeds from the exercise of stock options and $0.1 million of other working capital outflows.
•	Vanda’s cash, cash equivalents and marketable securities as of June 30, 2009 totaled approximately $29.0 million, compared to approximately $46.5 million as of December 31, 2008.

•	Net loss for the second quarter of 2009 was $12.4 million, compared to a net loss of $6.5 million for the first quarter of 2009 and a net loss of $13.5 million for the second quarter of 2008.
•	Net loss per common share for the second quarter of 2009 was $0.46, compared to $0.24 for the first quarter of 2009 and $0.51 for the second quarter of 2008.
FINANCIAL GUIDANCE
Based on its current operating plans, Vanda believes that its existing cash, cash equivalents and marketable securities, will be sufficient to meet its anticipated operating needs through 2009. However, given the recent approval by the FDA of the NDA for Fanapt™, Vanda is currently evaluating alternative commercial strategies for the product. These strategies include, in addition to Vanda launching Fanapt™ on its own, entering into one or more partnerships, other collaboration agreements or strategic transactions that may provide capital to support Vanda’s operations.
CONFERENCE CALL
Vanda has scheduled a conference call for today, Monday, August 10, 2009, at 10:00 AM ET. During the call, Mihael H. Polymeropoulos, M.D., President and CEO, and Stephanie Irish, Acting CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-599-9829 (domestic) and 1-617-847-8703 (international) prior to the 10:00 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos (participant passcode 93125446). A replay of the call will be available Monday, August 10, 2009, at 1:00 PM ET and will be accessible until Monday, August 17, 2009, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 78449791.
The conference call will be broadcast simultaneously on the company’s Web site, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the Web site at least 15 minutes early to register, download, and install any necessary software. The call will also be archived on the Vanda Web site for a period of 30 days, through September 9, 2009.
ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda Pharmaceuticals Inc. is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements for its products; a lack of acceptance of Vanda’s products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund its commercial and research and development activities; Vanda’s failure to identify or obtain rights to new products; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 (File No. 001-34186). In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
####

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Revenue	$—	$—	$—	$—

Operating expenses:
Cost of Sales	229,352	—	229,352	—
Research and development	7,195,595	5,480,909	9,528,934	16,583,574
General and administrative	4,988,317	8,454,985	9,212,351	17,414,199

Total operating expenses	12,413,264	13,935,894	18,970,637	33,997,773

Loss from operations	(12,413,264)	(13,935,894)	(18,970,637)	(33,997,773)

Interest income	21,163	441,012	74,549	1,306,762

Net loss	$(12,392,101)	$(13,494,882)	$(18,896,088)	$(32,691,011)

Basic and diluted net loss per share attributable to common stockholders	$(0.46)	$(0.51)	$(0.71)	$(1.23)

Shares used in calculation of basic and diluted net loss per share attributable to common stockholders	26,900,841	26,649,439	26,777,159	26,648,892

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$24,014,203	$39,079,304
Marketable securities	5,008,623	7,378,798
Prepaid expenses, deposits and other current assets	1,129,194	1,287,400
Inventory	1,272,240	—

Total current assets	31,424,260	47,745,502

Property and equipment, net	1,518,442	1,758,111
Restricted cash	430,230	430,230
Intangible asset, net	11,770,648	—

Total assets	$45,143,580	$49,933,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,916,901	$512,382
Accrued expenses	4,415,231	2,898,417

Total current liabilities	11,332,132	3,410,799

Long-term liabilities:
Deferred rent	504,811	502,770

Total liabilities	11,836,943	3,913,569

Stockholders’ equity:
Common stock	27,140	26,653
Additional paid-in capital	277,149,879	270,988,157
Accumulated other comprehensive income (loss)	213	(20,029)
Deficit accumulated during the development stage	(243,870,595)	(224,974,507)

Total stockholders’ equity	33,306,637	46,020,274

Total liabilities and stockholders’ equity	$45,143,580	$49,933,843

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2009	2008

Cash flows from operating activities:
Net loss	$(18,896,088)	$(32,691,011)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	239,669	259,707
Stock-based compensation	5,279,366	9,074,594
Gain on disposal of assets	—	211
Amortization of net discounts on short-term investments	96,599	(195,911)
Amortization of intangible assets	229,352	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	158,206	(247,729)
Inventory	(1,272,240)	—
Accounts payable	1,404,519	2,425,921
Accrued expenses	1,516,814	(5,979,353)
Other liabilities	2,041	136,734

Net cash used in operating activities	(11,241,762)	(27,216,837)

Cash flows from investing activities:
Acquisition of intangible asset	(7,000,000)	—
Purchases of property and equipment	—	(479,581)
Purchases of marketable securities	(8,082,729)	(2,081,121)
Proceeds from sales of marketable securities	126,547	4,875,076
Maturities of marketable securities	10,250,000	39,460,000

Net cash provided by (used in) investing activities	(4,706,182)	41,774,374

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	882,843	—

Net cash provided by financing activities	882,843	—

Effect of foreign currency translation	—	16,745

Net change in cash and cash equivalents	(15,065,101)	14,574,282

Cash and cash equivalents, beginning of period	39,079,304	41,929,533

Cash and cash equivalents, end of period	$24,014,203	$56,503,815

Supplemental disclosure of non-cash investing activities
Intangible asset acquisition included in accounts payable	$5,000,000	—

SOURCE Vanda Pharmaceuticals Inc.
08/XX/2009
CONTACT: Stephanie R. Irish, Acting Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500
Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.